Cresco Labs Option Exchange Program Frequently Asked Questions What is the Cresco Labs Option Exchange Program? This program is an offer for eligible employees (as defined below) to exchange out-of-the-money or “underwater” stock options for new stock options with a lower exercise price, on what we believe is approximately a value-neutral basis. This new program only applies to option grants with certain exercise prices granted to employees through equity incentive plans. What are stock options? Stock options are long-term awards that lock in an exercise price for you to buy company stock later, regardless of how much the price changes between the time you receive them and when they vest. Why am I being offered the chance to exchange my current Cresco Labs options for new options at a lower price? Equity awards are an essential part of Cresco Labs’s total rewards program because we believe every employee should be an owner of our long-term success as a company. The challenges in the cannabis industry and economy in recent years have flattened stock prices for all cannabis companies, including Cresco Labs. This means that many employees’ stock options have an exercise price that is well below Cresco Labs’s current share price (they are “underwater”). The Option Exchange Program allows employees to exchange certain stock options that are underwater for a smaller number of new options priced at the stock’s price on the grant date. Who is eligible to participate in the Option Exchange Program? The program is open to all eligible employees, which means (i) you hold certain underwater stock options that were granted through Cresco Labs equity incentive plans; (ii) you are a current employee of Cresco Labs when the program launches on April 9, 2024; and (iii) you are a current employee on May 6, 2024, when your surrendered options are canceled, and the new options are granted to replace them, subject to shareholder approval of the Option Exchange Program. Advisers, consultants, contractors, and current or former directors are not eligible. What stock options are eligible to be exchanged? An eligible stock option is an outstanding non-qualified Cresco Labs stock option that has not been exercised and: (i) is held by an eligible employee on April 9, 2024, and continues to be held through May 6, 2024 at 10:59 p.m. Central Time, when the program expires; (ii) was granted through equity incentive plans; and (iii) has a per-share exercise price greater than or equal to prices determined eligible by program parameters. Note, only unexercised stock options are eligible. Please note that employees who are represented by labor unions and covered by a collective bargaining agreement are not eligible to participate in the Option Exchange Program, except as provided for in their CBAs or otherwise negotiated. If I choose to participate in the program, do I have to exchange all of my eligible options? No. If you hold more than one eligible equity grant, you may choose to participate in the program on a grant-by-grant basis, meaning that you do not have to exchange all of your grants. However, if you choose to exchange a grant, you must exchange all of the unexercised stock options that are part of that grant. How many new options will I receive if I choose to exchange my grant? The number of new options you receive will depend on the strike price of the options being exchanged. y Exercise price $3.36-$5.99 – Exchange ratio 1.5:1 y Exercise price $6.00-$11.91 – Exchange ratio 1.75:1 y Exercise price $11.92 and up – Exchange ratio 2.25:1 The exchange ratios were calculated to approximate a “value-for-value” exchange, meaning the new options are intended to have the same approximate fair value as the options you’re exchanging. However, the new options will have a lower strike price and different terms, which means there is more opportunity for that value to be realized. Fair value is deter- mined using a model that considers many variables and estimates such as our current stock price, the volatility of the price of our common stock, and the option’s remaining term. (continued)

Cresco Labs Option Exchange Program Frequently Asked Questions (continued) Will my new options have a different vesting schedule? Yes, all new options exchanged are subject to a new vesting schedule, regardless of whether the equity grants were vested or unvested at the time of exchange. If your options were vested, they will have a new 1-year “cliff” vesting schedule, which means you will be fully vested 1 year after the new grant date regardless of the original equity grant date. All unvested options will have a new 2-year “graded” schedule, which means 50% of the equity grant will vest per year, regardless of the original equity grant date. This will also apply to partially vested grants. What if the options I exchanged were already vested? All new options issued will be subject to the new vesting schedule, regardless of whether you exchanged vested or unvested options. If your options were vested, the exchanged options will have a new 1-year cliff vesting schedule. What is the timeline for the program? The Option Exchange Program is open April 9, 2024, and will expire May 6, 2024, at 10:59 p.m. Central Time, unless otherwise communicated. Eligible options properly exchanged through the program will be cancelled on May 6, 2024, and your new options will be granted with the terms described above, subject to the receipt of shareholder approval of the exchange. You will receive your new options in the Siebert platform only after the exchange has been approved through a shareholder vote at Cresco Labs’s Annual General Meeting. This may take several weeks. If the shareholder vote is not obtained, then your current options will remain in effect. All options exchanged will be subject to review by Cresco Labs to confirm they were (i) eligible options and (ii) properly tendered. Do I have to participate in the Option Exchange Program? No. This program is completely voluntary. Your existing equity grants will remain with existing prices if you take no action. The Option Exchange Program allows employees to exchange equity grants so that their equity is more aligned with the current stock price, with room to grow in value as the company’s stock price rises. However, Cresco Labs cannot provide financial, legal or tax advice. Participation in the program is entirely your decision and at your discretion. Please speak with a financial advisor if you have questions about how this program will impact your unique financial circumstances. How do I participate in the Exchange Offer? First, educate yourself about the program by reviewing the resources here: https://equitysolutions.aon.com/UWSO/Participant/ If you choose to participate, you must register here: https://equitysolutions.aon.com/UWSO/Participant/Account/Register The first time you access the website, you will need to register for a new account and create a password. Register using the email address listed as “Primary” in Wurk. (For many hourly employees, this will be a personal email address.) For first time access the Registration Code is 964956. Please review the website for more information and instructions on how to elect to participate, change a prior election, and withdraw your election before the end of the offering period. By participating in the program, you are confirming that you have read these materials. Can I withdraw previously tendered Eligible Options? Yes. You may withdraw your election of the grant at any time before the program expires May 6, 2024, at 10:59 p.m. Central Time, unless otherwise communicated. You are responsible for making sure that you complete and submit your new election on the website before the program expires. (continued)

Cresco Labs Option Exchange Program Frequently Asked Questions (continued) Does this program have tax implications? No, exchanging your options will not be a taxable event for U.S. federal income tax purposes. You should consult with your tax or financial advisor to determine the personal tax consequences of participating in the program. If you are subject to the tax laws of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you. Cresco Labs cannot provide financial, legal or tax advice, and participation in the program is entirely your decision and at your discretion. Please speak with a financial advisor if you have questions about how this program will impact your unique financial circumstances. How do I receive the new options? If you participate in the program, you will receive an email from equity@crescolabs.com that will direct you to go to Siebert Financial to review and accept your newly issued options. The options will be held at Siebert Financial. Please note that it may take a few weeks for you to receive this email and for the new options to be reflected in your online Siebert account. Following the shareholder approval of the exchange, you will receive a communication letting you know when your account has bene updated. Who should I contact with questions? If you have any questions, please email equity@crescolabs.com. Cresco Lab has not authorized any person to make any recommendation on its behalf as to whether or not you should surrender your eligible options for exchange pursuant to the Option Exchange Program. You should rely only on the information in these materials or in other documents to which the Company has referred you. The Company has not authorized any person to provide you with any information or to make any representation in connection with the Option Exchange Program other than the information and representations contained or referred to in these materials. If any person makes any recommendation or representation to you or provides you with any information, you should treat that recommendation, representation or information as not having been authorized by the Company. The Company is not conducting the Option Exchange Program in any jurisdiction in which participation in the Option Exchange Program by its employees is not permitted. However, the Company may, at its discretion, take any actions necessary to permit participation in the Option Exchange Program by employees in any of these jurisdictions. You should not assume that the information provided in this FAQ is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this letter. This FAQ summarizes various agreements, documents and other information. These summaries are qualified in their entirety by reference to the agreements, documents and information to which they relate. Neither the United States Securities and Exchange Commission (the SEC) nor any state or foreign securities commission has approved or disapproved of these securities or passed judgment upon the adequacy of the disclosures of any materials provided in connection with the Option Exchange Program. Any representation to the contrary is a criminal offense. You are advised to exercise caution in relation to the Option Exchange Program. If you are in any doubt about any of the contents of this FAQ or any documents provided in connection with the Option Exchange Program, you should obtain independent professional advice. This notice does not constitute an offer. The full terms of the Option Exchange Program are described in the Schedule TO-I and accompanying documents, which you may access on our website at https://investors.crescolabs.com/financials/ sec-filings or through the SEC website at www.sec.gov.